As filed with the Securities and Exchange Commission on May 25, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARRIOTT INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2055918
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10400 Fernwood Road

Bethesda, MD 20817

(Address of Principal Executive Offices) (Zip Code)

MARRIOTT INTERNATIONAL, INC.

EMPLOYEES’ PROFIT SHARING, RETIREMENT

AND SAVINGS PLAN AND TRUST

(Full Title of the Plan)

Joseph Ryan, Esq.

Executive Vice President and General Counsel

Marriott International, Inc.

Dept. 52/923

10400 Fernwood Road, Bethesda, Maryland 20817

(301) 380-3000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to agent for service, should be sent to:

Ronald O. Mueller

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, NW, Suite 900

Washington, DC 20036

(202) 955-8500

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share (1) (2)	$375,000,000	(1)	N/A	$375,000,000	$44,138	(3)

Notes:

1.	Pursuant to Rule 416(a), this Registration Statement registers such number of additional securities that may be offered pursuant to the terms of the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust which provides for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust.
2.	The Preferred Stock Purchase Rights, which are attached to the shares of Class A common stock being registered, will be issued for no additional consideration and, therefore, no additional registration fee is required.
3.	Calculated pursuant to Rule 457(o).

INTRODUCTION

This Registration Statement on Form S-8 is filed by Marriott International, Inc., a Delaware corporation (the “Company” or “Registrant”), and the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “Plan”), relating to $375,000,000 worth of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), to be offered and sold to accounts of eligible employees of the Company under the Plan, as well as to interests in the Plan. The Class A Common Stock registered hereunder is in addition to the 6,000,000 shares of Class A Common Stock of the Registrant (after giving effect to the conversion of each share of the Registrant’s Common Stock into one share of the Registrant’s Class A Common Stock on May 21,1998) registered on the Registrant’s Form S-8 (file no. 333-48417) filed on March 20, 1998 (the “Prior Registration Statement”). At the time of such filing, the Registrant’s name was New Marriott MI, Inc.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended, (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:

(1)	The Company’s Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed on February 13, 1998.

(2)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on February 23, 2005, and Quarterly Report on Form 10-Q for the quarter ended March 25, 2005, filed with the Commission on May 3, 2005.

(3)	The Company’s Current Reports on Form 8-K filed with the Commission on March 14, 2005 and on May 10, 2005.

(4)	The Plan’s Annual Report on Form 11-K under the Exchange Act for the plan year ended December 31, 2003, filed with the Commission on June 25, 2004.

All reports and other documents subsequently filed by the Company or the Plan pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),

since the end of the fiscal year covered by the Annual Report described in (2) above shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein and any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Articles Eleventh and Sixteenth of the Company Certificate of Incorporation (the “Company Certificate”) and Section 7.7 of the Company Bylaws (the “Company Director Liability and Indemnification Provisions”) limit the personal liability of the Company directors to the Company or its stockholders for monetary damages for breach of fiduciary duty.

The Company Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors’ liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Company Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

Set forth below is a description of the Company Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

Limitation of Liability for Directors

Article Sixteenth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Sixteenth, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Sixteenth eliminates director liability for negligence in the performance of their duties, including gross negligence. In a context not involving a decision by the directors (i.e., a suit alleging loss to the Company due to the directors’ inattention to a particular matter) a simple negligence standard might apply. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Sixteenth does not eliminate director liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

While Article Sixteenth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors’ duty of care. Accordingly, Article Sixteenth will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of the duty of care. The provisions of Article Sixteenth that eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent those actions seek monetary damages.

Indemnification of Directors and Officers

Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

Section 7.7 of the Company Bylaws provides that the Company will indemnify any person to whom, and to the extent, indemnification may be granted pursuant to Section 145 of the DGCL.

Article Eleventh of the Company Certificate provides that each person who was or is made a party to, or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged activity in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided that except with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors. Article Eleventh also provides that the right of indemnification will be in addition to and not exclusive of all other rights to which that director, officer or employee may be entitled.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

5.1	The Company and the Plan hereby undertake that they have submitted and will submit the Plan and any amendments to the Plan to the Internal Revenue Service in a timely manner and have made and will make all changes required by the Internal Revenue Service in order to qualify the Plan.

23.1	Consent of Ernst & Young LLP.

24.	Power of Attorney (included on signature page).

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 25th day of May, 2005.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ J.W. Marriott, Jr.
J.W. Marriott, Jr., Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints J.W. Marriott, Jr. and Arne M. Sorenson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
PRINCIPAL EXECUTIVE OFFICER:	Chairman of the Board of Directors and Chief Executive Officer	May 25, 2005
/s/ J.W. Marriott, Jr.
J.W. Marriott, Jr.

PRINCIPAL FINANCIAL OFFICER:	Executive Vice President and Chief Financial Officer	May 25, 2005
/s/ Arne M. Sorenson
Arne M. Sorenson

PRINCIPAL ACCOUNTING OFFICER:	Executive Vice President – Financial Reporting & Enterprise Risk Management	May 25, 2005
/s/ Carl T. Berquist
Carl T. Berquist
/s/ Joseph Ryan	Executive Vice President & General Counsel	May 25, 2005
Joseph Ryan

/s/ William J. Shaw	Director, President and Chief Operating Officer	May 25, 2005
William J. Shaw

/s/ George Munoz	Director	May 25, 2005
George Munoz

/s/ Debra Louise Lee	Director	May 25, 2005
Debra Louise Lee

/s/ John W. Marriott, III	Director	May 25, 2005
John W. Marriott, III

/s/ Floretta Dukes McKenzie	Director	May 25, 2005
Floretta Dukes McKenzie

/s/ Harry J. Pearce	Director	May 25, 2005
Harry J. Pearce

/s/ Lawrence Wesley Kellner	Director	May 25, 2005
Lawrence Wesley Kellner

/s/ Roger W. Sant	Director	May 25, 2005
Roger W. Sant

/s/ Lawrence M. Small	Director	May 25, 2005
Lawrence M. Small

/s/ Richard Braddock	Director	May 25, 2005
Richard Braddock

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on May 25, 2005.

MARRIOTT INTERNATIONAL, INC.
EMPLOYEES’ PROFIT SHARING,
RETIREMENT AND SAVINGS PLAN AND TRUST

By:	/s/ Carolyn Handlon
Name:	Carolyn Handlon
Title:	Trustee and Member, Profit Sharing Committee
Date:	May 25, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP
24	Power of Attorney (included on signature page)